Exhibit 99.1

SBT Bancorp, Inc. Reports First Quarter 2014 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--April 30, 2014--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for Simsbury Bank & Trust Company, today announced net income of $78,000 or $0.06 per diluted share for the quarter ended March 31, 2014. Excluding a one-time adjustment, net income for the quarter ended March 31, 2014 was $245,000, or $0.25 per diluted share. During the quarter, the Company incurred a one-time cost in the amount of $252,000 (pre-tax) related to the retirement of the Bank’s former Chief Financial Officer. Net interest income for the quarter ended March 31, 2014 amounted to $2,887,000, an increase of 8.6% as compared to the quarter ended March 31, 2013. Total gross loans amounted to $278 million, an increase of $38 million or 16% as compared to $240 million on March 31, 2013. Total assets on March 31, 2014 were $405 million compared to $396 million on March 31, 2013.

“The Bank continues to show double digit growth in our loans and strong deposit growth as compared to March 31, 2013,” said Martin J. Geitz, President and CEO of Simsbury Bank. “We are also very pleased with the progress in our commercial banking operations, with commercial loan balances increasing by $12.6 million or 21.2% since March 31, 2013. Our earnings performance for the first quarter, however, was disappointing primarily due to our decision to maintain a strong residential mortgage infrastructure to support our goal of growing that business regionally despite the dramatically lower mortgage demand since the spike in interest rates last year. Nevertheless, we have taken steps to better align our infrastructure capacity with our originations. We have reduced staff bank-wide by twelve employees or 13% of the total staff with an anticipated annualized expense reduction of approximately $750,000. We continue to focus on creating shareholder value and believe that expanding the residential mortgage business offers opportunities for us that complement our full service banking strength in Hartford County.”

Key highlights for March 31, 2014 compared to March 31, 2013 included:

  Overall loan growth of $38.4 million or 16.0%.
  Total asset growth of $9.2 million or 2.3%.
  Total deposits increased $10.3 million or 2.8% over the same period.
  Ranked number one in market share in our four town branch market for mortgage originations and in Hartford County ranked fourteenth overall and third among Hartford County headquartered banks.
  Net interest and dividend income increased $228 thousand or 8.6% compared to the first quarter of 2013.
  Year to date 2014 net interest margin of 3.04% was 1 basis point higher compared to the first quarter of 2013.
  Net income, after adjusting for the one-time cost of $167,000, after tax, was $272 thousand lower compared to year to date 2013 primarily due to the reduction in mortgage banking gain on loan sales as the increase in longer-term interest rates has negatively impacted residential mortgage refinancing activity.
  Total loan delinquency increased to 1.33% of total loans compared to the previous year’s 1.09%. Overall loan delinquency remains favorable to peers.
  The allowance for loan losses at March 31, 2014 was 1.00% of total loans.
  The Bank’s Total Risk Based Capital ratio remains strong, ending the first quarter of 2014 at 13.20%.

On March 31, 2014, loans outstanding were $278 million, an increase of $38.4 million, or 16.0%, over a year ago. Commercial loans grew by $12.6 million or 21.2%, residential mortgage loans grew by $24.8 million or 20.9%, and consumer loans grew by $1.0 million or 1.3%. Combined mortgage and consumer loan closings decreased by 64.9% during the first quarter 2014 as compared to the first quarter 2013 due to a 71.9% decrease in mortgage closings and 25.7% decrease in consumer closings.

The profile of the Company’s loan portfolio remains strong. The Company’s allowance for loan losses at March 31, 2014 was 1.00 % of total loans. The Company had non-accrual loans totaling $2.3 million equal to 0.84% of total loans on March 31, 2014 compared to non-accrual loans totaling $1.2 million or 0.51% of total loans a year ago. Total non-accrual and delinquent loans on March 31, 2014 were 1.33% of loans outstanding compared to 1.09% on March 31, 2013.

Total deposits on March 31, 2014 were $372 million, an increase of $10.3 million or 2.8% over a year ago. At quarter-end, 29% of total deposits were in non-interest bearing demand accounts, 52% were in low-cost savings and NOW accounts and 19% were in time deposits.

For the first quarter 2014, total revenues, consisting of net interest and dividend income plus noninterest income, were $3,399,000 compared to $3,696,000 a year ago, a decrease of $297,000 or 8%. Net interest and dividend income increased by $228,000 or 9% primarily due to an increase in yield on earning assets and increases in average outstanding balances. Non-interest income decreased by $525,000 or 51%, primarily due to a decrease in gain on loan sales in the amount of $532,000.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.04% for the first quarter of 2014, compared to 3.03% for the first quarter of 2013. The Company’s cost of funds declined 1 basis point to 0.32 % while the yield on interest earning assets decreased 1 basis point to 3.26% during the first quarter of 2014, compared to the first quarter of 2013.

Total noninterest expenses, excluding the one-time cost in the amount of $252,000 related to the retirement of the Bank’s former Chief Financial Officer, for the first quarter 2014 were $3,108,000, an increase of $118,000 or 4% above the first quarter of 2013. The $118,000 increase is due primarily to increases in occupancy & equipment costs in the amount of $111,000, FDIC assessment in the amount of $58,000 and other expenses in the amount of $47,000, offset by decreases in advertising and promotions expense of $63,000 and professional fees of $52,000. Total noninterest expenses, including the one-time cost in the amount of $252,000 related to the retirement of the Bank’s former Chief Financial Officer for the first quarter of 2014 were $3,360,000, an increase of $370,000 or 12% above the first quarter of 2013.

Capital levels for the Simsbury Bank & Trust Company on March 31, 2014 were above those required to meet the regulatory “well-capitalized” designation.

Capital Ratios March 31, 2014
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.03%	5.00%
Tier 1 Risk-Based Capital Ratio	12.03%	6.00%
Total Risk-Based Capital Ratio	13.20%	10.00%

Simsbury Bank is an independent, local bank for consumers and businesses. The Bank has approximately $405 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; mortgage loan originators active throughout the region and a mortgage production office in Canton, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc. and Subsidairy
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarters ended
	3/31/2014	3/31/2013

Interest and dividend income:
Interest and fees on loans	$2,611	$2,334
Investment securities	480	534
Federal funds sold and overnight deposits	11	12
Total interest and dividend income	3,102	2,880

Interest expense:
Deposits	212	220
Repurchase agreements	2	1
Federal Home Loan Bank advances	1	-
Total interest expense	215	221

Net interest and dividend income	2,887	2,659

Provision for loan losses	30	30

Net interest and dividend income after
provision for loan losses	2,857	2,629

Noninterest income:
Service charges on deposit accounts	118	128
Gain on sales of available-for-sale securities	-	77
Other service charges and fees	242	159
Increase in cash surrender value
of life insurance policies	48	56
Gain on loans sold	39	571
Investment services fees and commissions	61	49
Other income	4	(3)
Total noninterest income	512	1,037

Noninterest expense:
Salaries and employee benefits	1,973	1,743
Occupancy expense	347	277
Equipment expense	101	60
Advertising and promotions	103	166
Forms and supplies	35	30
Professional fees	77	129
Directors' fees	67	51
Correspondent charges	80	76
Postage	22	22
FDIC Assessment	103	45
Data Processing Fees	145	131
Other expenses	307	260
Total noninterest expense	3,360	2,990

Income before income taxes	9	676
Income tax (benefit) provision	(69)	159

Net income	$78	$517

Net income available to common stockholders	$52	$491

Average shares outstanding, basic	880,075	870,332
Earnings per common share, basic	$0.06	$0.56

Average shares outstanding, assuming dilution	887,004	874,508
Earnings per common share, assuming dilution	$0.06	$0.56

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
March 31, 2014 and December 31, 2013

(In Thousands, Except Share Data)

	3/31/2014	12/31/2013
	(unaudited)
ASSETS
Cash and due from banks	$9,284	$13,355
Interest-bearing deposits with Federal Reserve Bank of Boston
and Federal Home Loan Bank	12,678	24,165
Money market mutual funds	345	346
Federal funds sold	774	724
Cash and cash equivalents	23,081	38,590

Investments in available-for-sale securities (at fair value)	86,694	87,449
Federal Home Loan Bank stock, at cost	2,196	2,196
Loans held-for-sale	2,989	2,861

Loans outstanding	278,315	279,667
Less allowance for loan losses	2,779	2,792
Loans, net	275,536	276,875

Premises and equipment	1,610	1,618
Accrued interest receivable	989	1,074
Other real estate owned	155	-
Bank owned life insurance	6,778	6,729
Other assets	4,692	4,456
Total other assets	14,224	13,877

TOTAL ASSETS	$404,720	$421,848

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$108,941	$116,015
Savings and NOW deposits	194,136	173,500
Time deposits	68,517	68,989
Total deposits	371,594	358,504

Securities sold under agreements to repurchase	3,335	4,390
Federal Home Loan Bank Advances	-	30,000
Other liabilities	1,720	1,558
Total liabilities	376,649	394,452

Stockholders' equity:
Preferred Stock, senior non-cumulative perpetual, Series C, no par; 9,000 shares issued and outstanding at March 31, 2014 and December 31, 2013;
liquidation value of $1,000 per share	8,979	8,976
Common Stock, no par value; authorized 2,000,000 shares;
issued and outstanding 900,756 shares and 900,342 shares, respectively,
at 3/31/14 and 900,264 shares and 899,850 shares, respectively, at 12/31/13	10,146	10,136
Retained earnings	10,277	10,347
Treasury Stock, 414 shares at March 31, 2014 and December 31, 2013	(7)	(7)
Unearned compensation restricted stock awards	(362)	(401)
Accumulated other comprehensive loss	(962)	(1,655)
Total stockholders' equity	28,071	27,396
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$404,720	$421,848

CONTACT:
Simsbury Bank
Richard J. Sudol, 860-408-5493
SVP & CFO
860-408-4679 (fax)
rsudol@simsburybank.com